                                                                  EXHIBIT 99.2


                                 FIRST AMENDMENT
                                     TO THE
                               COMDIAL CORPORATION
                                   401(k) PLAN

         FIRST AMENDMENT to the Comdial Corporation 401(k) Plan, by Comdial Corporation (the "Employer").

         The Employer maintains the Comdial 401(k) Plan, originally effective as of January 1, 1989, amended and restated effective as of January 1, 1997 (the "Plan").

         The Employer has the power to amend the Plan and now wishes to do so.

         NOW, THEREFORE, the Plan is amended as follows:
I.       Section 2.1(b) is amended to read in its entirety as follows:

         (b) Effective January 1, 1998, each Employee who is not an Ineligible Employee becomes a Participant on the first Entry Date following the Employee's Employment Commencement Date.

II. Section 6.6(b) is amended by deleting the first sentence and inserting in lieu thereof:

         (b) If a Participant's vested Account balance has ever exceeded $5,000 and the distribution is to be made before the Participant's Normal Retirement Date, the Participant must consent to the distribution before it may be made.

III.     Section 6.7(a)(ii) is amended to read in its entirety:

         (ii) The amount may be paid to the Participant or Beneficiary in monthly installments over a term certain not extended beyond the normal life expectancy of the Participant. Such installment payments will be substantially equal payments as calculated under a uniform methodology consistently applied. If the Participant dies before the completion of installment payments, any balance of the amount shall be paid to his Beneficiary as provided in Section 6.5. If a Beneficiary who is receiving payments dies, any remaining balance of the vested Account shall be paid to the personal representative of the Beneficiary's estate.

IV.      Section 6.7(c) is amended by adding at the end thereof:

         (iii) At any time, a Beneficiary entitled to receive payments after a Participant's death may elect to receive the remaining Account balance in a single sum payment.

V.       Section 6.7(d) is amended by deleting the first sentence and inserting:

         (d) If a Participant's vested Account balance exceeds or has ever exceeded $5,000 at the time a distribution is to be made before the Participant's Normal Retirement Date, the distribution will be made only if the Participant consents to the distribution.

VI.      Section 6.7(f) is amended to read in its entirety as follows:

         (f) If a Participant's vested Account balance has never exceeded $5,000, the Account will be distributed in a single sum payment without the Participant's consent. For Participants who terminated prior to January 1, 1998, whose vested Account balance has never exceeded $5,000 and who have not reached their Normal Retirement Date, a single sum payment will be made as soon as administratively possible after January 1, 1998.

VII.     The Plan is amended by the addition of new Section 6.7(g):

         (g) Once a form of benefit has been selected, the retired or terminated Participant may not change such form except to elect a single sum distribution, and the election may be made at any time. If installment payments would be less than $100 per month, the Plan Administrator may make the payments on a quarterly or annual basis such that each payment is at least $100.

VIII. Unless otherwise stated, this Amendment shall be effective as of January 1, 1998.

IX.      In all respects not amended, the Plan is hereby ratified and confirmed.

                                   * * * * * *

         To record the adoption of the Amendment set forth above, the Firm has caused this document to be signed on this 6th day of November, 1997.


                                                     COMDIAL CORPORATION


                                                     By:  /s/ Wayne R. Wilver
                                                         -----------------------